UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2005

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

  Federal      0-25165         14-1809721
           (State or Other Jurisdiction      (Commission File No.)            (I.R.S. Employer                 of Incorporation)      Identification No.)

302 Main Street, Catskill NY                                                                               12414
(Address of Principal Executive Offices)             (Zip Code)

Registrant’s telephone number, including area code:    (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

On May 3, 2005, Greene County Bancorp, Inc. issued a press release disclosing financial results for the three and nine months ended March 31, 2005. A copy of the press release is included as Exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01    Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits.

Exhibit No.            Description

99.1              Press release dated May 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: May 4, 2005           By: /s/ J. Bruce Whittaker
     J. Bruce Whittaker
     President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Reports Earnings

Catskill, N.Y. -- (BUSINESS WIRE) - May 3, 2005-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County (the “Bank”), today reported net income for the nine months and quarter ended March 31, 2005. Net income for the nine months ended March 31, 2005 amounted to $2.3 million, or $1.11 per basic and $1.09 per diluted share as compared to $2.2 million, or $1.09 per basic and $1.06 per diluted share for the nine months ended March 31, 2004, an increase of $0.1 million, or 4.5%. Net income for the quarter ended March 31, 2005 amounted to $682,000, or $0.33 per basic and $0.32 per diluted share as compared to $734,000, or $0.37 per basic and $0.36 per diluted share for the quarter ended March 31, 2004, a decrease of $52,000, or 7.1%. Net income improvement for the nine months ended March 31, 2005 over the same period the prior year was primarily due to the enhancement of net interest income caused by higher net interest spread and margin because of reduced borrowing expense and lower rates paid on certificates of deposits. The decline in net income when comparing the quarters ended March 31, 2005 and March 31, 2004 was a result of a decline in noninterest income and higher noninterest expenses primarily salaries and employee benefits.

Net interest income increased to $8.1 million for the nine months ended March 31, 2005 as compared to $7.5 million for the nine months ended March 31, 2004, an increase of $0.6 million or 8.0%. The growth in net interest income was the result of improved net interest spread and net interest margin. Net interest spread increased five basis points to 3.94% for the nine months ended March 31, 2005 from 3.89% for the nine months ended March 31, 2004 and net interest margin increased four basis points to 4.01% for the nine months ended March 31, 2005 from 3.97% for the nine months ended March 31, 2004 The primary factor contributing to this improvement was the growth in loan volume with average loans increasing $15.9 million between March 31, 2005 and March 31, 2004. This increase in volume offset a decline in average yield on such loans of 37 basis points when comparing the nine months ended March 31, 2005 and 2004. Net interest income increased to $2.7 million for the quarter ended March 31, 2005 as compared to $2.6 million for the quarter ended March 31, 2004, an increase of $0.1 million or 3.9%. Net interest spread decreased nine basis points to 3.92% for the quarter ended March 31, 2005 from 4.01% for the quarter ended March 31, 2004 and net interest margin decreased ten basis points to 3.99% for the quarter ended March 31, 2005 from 4.09% for the quarter ended March 31, 2004. These declines in spread and margin were primarily the result of additional premium write-downs taken on various DUS bonds (a type of mortgage-backed security) due to prepayments and due to the replacement of matured securities with lower yielding investments. The average yield on investment securities decreased 39 basis points to 3.56% for the quarter ended March 31, 2005 as compared to 3.95% for the quarter ended March 31, 2004.

The provision for loan loss for the nine months ended March 31, 2005 and 2004 amounted to $70,500 and $75,000, respectively and amounted to zero and $30,000 for the quarters ended March 31, 2005 and 2004, respectively. The levels of provisions for loan losses reflected continued strong asset quality. Included in the provision for the nine months and quarter ended March 31, 2005 were net charge-offs associated with the overdraft protection program which previously were included in other noninterest expense.

Noninterest income remained flat at $2.0 million for the nine months ended March 31, 2005 and 2004. Noninterest income amounted to $612,000 and $709,000 for the quarters ended March 31, 2005 and 2004, respectively, a decline of $97,000 or 13.7%. Customers’ use of the Company’s Overdraft Protection Program declined during the quarter ended March 31, 2005, contributing to lower service fees when comparing the three- and nine-month periods ended March 31, 2005 and 2004. During the quarter ended March 31, 2004 the Company had recognized a gain on the sale of securities of approximately $47,000. There were no sales of securities during the three- or, nine-month periods ended March 31, 2005. Gains on sales of other real estate owned amounted to $19,500 and $1,500 for the nine-months ended March 31, 2005 and 2004, respectively.

Noninterest expense amounted to $6.8 million and $6.2 million for the nine months ended March 31, 2005 and 2004, respectively, an increase of $0.6 million, or 9.7%. Noninterest expense amounted to $2.3 million and $2.2 million for the quarters ended March 31, 2005 and 2004, respectively, an increase of $0.1 million or 4.5%. The most significant items contributing to the overall increases in noninterest expense were higher salary and employee benefits. Additional staffing, including marketing and information technology staff, contributed to the higher expense. Increases in expenses such as servicing and data processing, office supplies and equipment and furniture have been largely driven by more customers and additional staff. During the nine months ended March 31, 2004, the Company recognized a loss on the sale of securities which amounted to $40,000; no such loss was recorded during the same period ended March 31, 2005.

The effective tax rate decreased to 29.3% and 30.9%, respectively for the nine months and quarter ended March 31, 2005, as compared to 31.7% and 33.4%, respectively for the nine months and quarter ended March 31, 2004. A major reason for the changes in effective rates was the increase in the percentage of income that municipal securities and other tax free investments contributed to total income during the three- and nine-month periods as well as tax benefits received for various stock-based compensation plans and the level of pretax income.

Total assets of the Company were $293.3 million at March 31, 2005, as compared to $284.6 million at June 30, 2004, an increase of $8.7 million or 3.1%. Loan growth amounted to $8.2 million, or 5.5% to $158.7 million at March 31, 2005 as compared to $150.5 million at June 30, 2004. The loan growth was funded by growth in deposits of $9.5 million for the same period. Excess federal funds balances were used to pay down borrowings by $2.5 million between March 31, 2005 and June 30, 2004.

Shareholders’ equity amounted to $31.5 million at March 31, 2005 as compared to $29.8 million at June 30, 2004, an increase of $1.7 million. Retained earnings was increased by net income of $2.3 million and partially offset by dividends paid of $783,000. Accumulated comprehensive income was affected by an increase in the available-for-sale portfolio’s net unrealized loss position of $183,000 to $298,000, net of tax. Treasury stock decreased by $40,000 due to the exercise of 3,700 options under the 2000 Stock Option Plan, and $73,000 due to the vesting of 6,800 shares awarded under the Company’s recognition and retention plan, reducing the number of shares held in treasury to 88,132 shares.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its six branch offices located in Catskill, Cairo, Coxsackie, Greenville, Tannersville, and Westerlo and lending services from a loan origination office opened in January 2005 in the city of Hudson in Columbia County, New York. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	For the	For the	For the	For the
	Nine Months	Nine Months	Quarter	Quarter
	Ended	Ended	Ended	Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Interest income	$10,522,920	$10,015,896	$3,500,505	$3,414,467
Interest expense	2,401,304	2,544,583	795,969	818,730
Net interest income	8,121,616	7,471,313	2,704,536	2,595,737
Provision for loan loss	70,503	75,000	---	30,000
Noninterest income	2,002,306	2,034,964	611,921	709,202
Noninterest expense	6,812,629	6,246,637	2,330,131	2,174,048
Income before taxes	3,240,790	3,184,640	986,326	1,100,891
Tax provision	950,100	1,009,200	304,300	367,100
Net Income	$2,290,690	$2,175,440	$682,026	$733,791

Basic EPS	$1.11	$1.09	$0.33	$0.37
Weighted average shares outstanding	2,058,538	2,004,078	2,062,083	2,008,667

Diluted EPS	$1.09	$1.06	$0.32	$0.36
Weighted average diluted shares outstanding	2,107,314	2,060,977	2,110,727	2,066,389

	As of March 31, 2005	As of June 30, 2004

Assets
Total cash and cash equivalents	$18,875,618	$21,417,738
Investment securities, at fair value	105,683,228	104,833,862
Federal Home Loan Bank stock, at cost	1,729,300	1,729,300

Gross loans receivable	158,743,322	150,463,812
Less: Allowance for loan losses	(1,240,222)	(1,241,091)
Less: Unearned origination fees and costs, net	(201,378)	(285,295)
Net loans receivable	157,301,722	148,937,426

Premises and equipment	7,228,754	5,335,287
Accrued interest receivable	1,592,085	1,553,272
Prepaid expenses and other assets	881,652	674,600
Other real estate owned	---	97,689
Total Assets	$293,292,359	$284,579,174

Liabilities and shareholders’ equity
Noninterest bearing deposits	$38,152,913	$35,644,563
Interest bearing deposits	215,046,574	208,073,613
Total deposits	253,199,487	243,718,176

FHLB borrowing	7,500,000	10,000,000
Accrued interest and other liabilities	1,108,603	942,927
Accrued income taxes	---	92,259
Total liabilities	261,808,090	254,753,362
Total shareholders’ equity	31,484,269	29,825,812
Total liabilities and shareholders’ equity	$293,292,359	$284,579,174
Common shares outstanding	2,064,703	2,054,203
Treasury stock, at cost	88,132	98,632

	At and For the	At and For the	For the	For the
	Nine Months	Nine Months	Quarter	Quarter
	Ended	Ended	Ended	Ended
	Mar. 31, 2005	Mar. 31, 2004	Mar. 31, 2005	Mar. 31, 2004

Selected Financial Ratios
Return on average assets	1.06%	1.09%	0.94%	1.08%
Return on average equity	9.82%	9.97%	8.61%	9.87%
Net interest rate spread	3.94%	3.89%	3.92%	4.01%
Net interest margin	4.01%	3.97%	3.99%	4.09%
Non-performing assets to total assets	0.06%	0.15%
Non-performing loans to total loans	0.11%	0.28%
Allowance for loan loss to non-performing loans	685.8%	299.34%
Allowance for loan loss to net loans	0.79%	0.86%
Shareholders’ equity to total assets	10.73%	10.99%
Book value per share	$15.44	$14.94

Contact:  J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone:    518-943-2600